Exhibit 99.1

Fourth Wave Energy Inc. Closes Acquisition of EdgeMode and Enters Crypto Mining Industry

Hardware and Hosting agreements secured to support growth strategy

Chicago, IL / February 8, 2022 / PR Newswire / Fourth Wave Energy, Inc. (OTCQB:FWAV) amends and restates in its entirety its press release dated February 7, 2022 which announced the closing of its acquisition of EdgeMode (EdgeMode) to enter the crypto mining industry, with an initial focus on Bitcoin mining. EdgeMode is led by a team of experienced tech entrepreneurs. Effective January 31, 2022, Fourth Wave closed its previously announced merger with EdgeMode.

EdgeMode currently has mining operations in New York and Illinois with planned expansion to multiple other U.S. locations. Scale and profitability is forecasted through a growth strategy that is underpinned by large scale U.S.-based hosted capacity and long-term hardware purchasing agreements.

EdgeMode is focused on rapid growth and deployment of U.S.-based data center locations, generating ever-increasing hash rate and Bitcoin production.

In connection with the acquisition. Charlie Faulkner and Simon Wajcenberg were appointed as executive officers and directors and Joseph Isaacs resigned as an officer and director.

Charlie Faulkner is an entrepreneur, tech executive and angel investor with extensive experience in Europe and Silicon Valley. He co-founded North Block Capital and led global business development for Manage.com, growing revenue from $0-$100M. Charlie is an advisor to several tech startups and funds.

Simon Wajcenberg is an experienced entrepreneur with a solid track record. He co-founded North Block Capital and founded Stocknet.co.uk and TMN, which was listed on the LSE with a greater than $100 million market cap. Simon has vast experience in M&A and won an Ernst & Young Entrepreneur of the Year award.

Investors are encouraged to review the Form 8-K filed with the SEC on February 7, 2022. A link to this page is: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001652958/000168316822000702/fourthwave_8k.htm

Fourth Wave Energy, Inc., through its wholly owned subsidiary, EdgeMode, is a cryptocurrency mining and High-Performance Computing technology company focused on rapid hash rate growth and deployment of U.S.-based data center locations. EdgeMode is built by a team of experienced and successful entrepreneurs that have worked together for more than ten years in other successful ventures. The team has domain experience in technology, data center infrastructure, blockchain and finance.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements, including statements concerning forecasted scale and profitability, rapid growth of our business. Words such as “expect,” “may,” “anticipate,” “intend,” “would,” “plan,” “believe,” “estimate,” “should,” and similar words and expressions identify forward-looking statements. These statements are based on the Company’s estimates, projections, beliefs and assumptions and are not guarantees of future performance.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are discussed in the Risk Factors section of the Form 8-K filed with the SEC on February 7, 2022 and include, without limitation, failure to obtain financing to pay for equipment we currently own and/or plan to purchase, decrease in the price of the cryptocurrency that we purchase, unanticipated issues which decreased mining capacity, and our need for and challenges we may face in obtaining the necessary financing to execute our business plan on favorable terms or at all. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

Contact:

(707) 687-9093

hello@edgemode.io